EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Releases First-Quarter Results
Balanced execution drives growth in revenue and profitability

Financial Summary
Q1 2023
•Revenue of $1.72 billion, up 2.8 percent year-over-year or up 5.5 percent in constant currency.
•GAAP earnings per share (EPS) of $0.43, up $0.81 year-over-year.
•Adjusted EPS of $0.49, up $0.61 year-over-year.
•Adjusted operating margin of 6.9 percent, up 710 basis points year-over-year.
•Operating cash flow of $78 million, up $12 million year-over-year.
•Free cash flow of $70 million, up $20 million year-over-year.
•Donated Palo Alto Research Center (PARC) to SRI International in April, providing Xerox greater capacity to pursue innovation projects in Print, IT, and Digital Services.
•Repaid $450 million of debt during the quarter.

NORWALK, Conn., April 25, 2023 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2023 first-quarter results.

“Our team delivered another quarter of strong performance while remaining laser-focused on our three strategic priorities for 2023: client success, profitability, and shareholder returns,” said Steve Bandrowczak, chief executive officer at Xerox. “Despite a challenging macroeconomic climate, demand for our equipment and services remains resilient and is supported by service offerings that help our clients mitigate current macro headwinds like higher inflation, labor shortages, and tighter liquidity conditions. Further, the benefits of a more flexible cost base and ongoing operational efficiencies helped drive improvements in profitability in the first quarter.”

First-Quarter Key Financial Results

(in millions, except per share data)	Q1 2023	Q1 2022	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,715	$1,668	$47	2.8% AC 5.5% CC (1)
Gross Margin	34.3%	31.8%	250 bps
RD&E %	3.7%	4.7%	100 bps
SAG %	23.7%	27.3%	360 bps
Pre-Tax Income (Loss)	$85	$(89)	$174	NM
Pre-Tax Income (Loss) Margin	5.0%	(5.3)%	NM
Operating Income - Adjusted (1)	$118	$(3)	$121	NM
Operating Income Margin - Adjusted (1)	6.9%	(0.2)%	710 bps
GAAP Diluted Earnings (Loss) per Share	$0.43	$(0.38)	$0.81	NM
Diluted Earnings Per Share - Adjusted (1)	$0.49	$(0.12)	$0.61	NM
_____________
(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

First-Quarter Segment Results

(in millions)	Q1 2023	Q1 2022	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,613	$1,550	$63	4.1%
Financing (FITTLE)	154	158	(4)	(2.5)%
Intersegment Elimination (1)	(52)	(40)	(12)	30.0%
Total Revenue	$1,715	$1,668	$47	2.8%
Profit
Print and Other	$106	$(20)	$126	NM
Financing (FITTLE)	12	17	(5)	(29.4)%
Total Profit	$118	$(3)	$121	NM
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

2023 Guidance
•Revenue growth: flat to down low-single-digits in constant currency
•Adjusted Operating Margin: 5.0% to 5.5%
•Free cash flow: at least $500 million

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax income (loss) and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com

Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
(in millions, except per-share data)	2023	2022
Revenues
Sales	$659	$592
Services, maintenance and rentals	1,004	1,023
Financing	52	53
Total Revenues	1,715	1,668
Costs and Expenses
Cost of sales	425	435
Cost of services, maintenance and rentals	665	679
Cost of financing	36	24
Research, development and engineering expenses	64	78
Selling, administrative and general expenses	407	455
Restructuring and related costs, net	2	18
Amortization of intangible assets	11	11
Other expenses, net	20	57
Total Costs and Expenses	1,630	1,757
Income (Loss) before Income Taxes & Equity Income(1)	85	(89)
Income tax expense (benefit)	14	(31)
Equity in net income of unconsolidated affiliates	—	1
Net Income (Loss)	71	(57)
Less: Net loss attributable to noncontrolling interests	—	(1)
Net Income (Loss) Attributable to Xerox Holdings	$71	$(56)

Basic Earnings (Loss) per Share	$0.43	$(0.38)
Diluted Earnings (Loss) per Share	$0.43	$(0.38)
___________________________
(1) Referred to as “Pre-tax income (loss)” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2023	2022
Net Income (Loss)	$71	$(57)
Less: Net loss attributable to noncontrolling interests	—	(1)
Net Income (Loss) Attributable to Xerox Holdings	71	(56)

Other Comprehensive Income (Loss), Net
Translation adjustments, net	92	(72)
Unrealized gains (losses), net	4	(11)
Changes in defined benefit plans, net	(14)	39
Other Comprehensive Income (Loss), Net	82	(44)
Less: Other comprehensive loss, net attributable to noncontrolling interests	(1)	—
Other Comprehensive Income (Loss), Net Attributable to Xerox Holdings	83	(44)

Comprehensive Income (Loss), Net	153	(101)
Less: Comprehensive loss, net attributable to noncontrolling interests	(1)	(1)
Comprehensive Income (Loss), Net Attributable to Xerox Holdings	$154	$(100)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$591	$1,045
Accounts receivable (net of allowance of $53 and $52, respectively)	818	857
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	94	93
Finance receivables, net	1,022	1,061
Inventories	863	797
Other current assets	252	254
Total current assets	3,640	4,107
Finance receivables due after one year (net of allowance of $97 and $113, respectively)	1,864	1,948
Equipment on operating leases, net	250	235
Land, buildings and equipment, net	311	320
Intangible assets, net	202	208
Goodwill, net	2,850	2,820
Deferred tax assets	598	582
Other long-term assets	1,331	1,323
Total Assets	$11,046	$11,543
Liabilities and Equity
Short-term debt and current portion of long-term debt	$553	$860
Accounts payable	1,301	1,331
Accrued compensation and benefits costs	243	258
Accrued expenses and other current liabilities	782	881
Total current liabilities	2,879	3,330
Long-term debt	2,726	2,866
Pension and other benefit liabilities	1,168	1,175
Post-retirement medical benefits	182	184
Other long-term liabilities	400	411
Total Liabilities	7,355	7,966

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	157	156
Additional paid-in capital	1,594	1,588
Retained earnings	5,162	5,136
Accumulated other comprehensive loss	(3,454)	(3,537)
Xerox Holdings shareholders’ equity	3,459	3,343
Noncontrolling interests	8	10
Total Equity	3,467	3,353
Total Liabilities and Equity	$11,046	$11,543

Shares of Common Stock Issued and Outstanding	156,958	155,781

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2023	2022
Cash Flows from Operating Activities
Net Income (Loss)	$71	$(57)

Adjustments required to reconcile Net income (loss) to cash flows provided by operating activities
Depreciation and amortization	64	72
Provisions	—	19
Stock-based compensation	14	15
Restructuring and asset impairment charges	1	20
Payments for restructurings	(6)	(7)
Non-service retirement-related costs	(1)	(7)
Contributions to retirement plans	(17)	(38)
Decrease in accounts receivable and billed portion of finance receivables	39	13
Increase in inventories	(64)	(31)
Increase in equipment on operating leases	(40)	(36)
Decrease in finance receivables	160	41
Decrease (increase) in other current and long-term assets	3	(1)
(Decrease) increase in accounts payable	(41)	111
(Decrease) increase in accrued compensation	(16)	22
Decrease in other current and long-term liabilities	(128)	(43)
Net change in income tax assets and liabilities	18	(39)
Net change in derivative assets and liabilities	13	7
Other operating, net	8	5
Net cash provided by operating activities	78	66
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(8)	(16)
Proceeds from sales of businesses and assets	1	—
Acquisitions, net of cash acquired	(7)	(54)
Other investing, net	(3)	(5)
Net cash used in investing activities	(17)	(75)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(452)	22
Dividends	(45)	(46)
Payments to acquire treasury stock, including fees	—	(113)
Other financing, net	(8)	(12)
Net cash used in financing activities	(505)	(149)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	10
Decrease in cash, cash equivalents and restricted cash	(442)	(148)
Cash, cash equivalents and restricted cash at beginning of period	1,139	1,909
Cash, Cash Equivalents and Restricted Cash at End of Period	$697	$1,761

First Quarter 2023 Overview
Balanced execution drove growth in revenue and profits for the first quarter. Amid a challenging operating environment, Xerox remains focused on the execution of our 2023 priorities and the goal of delivering client success through products and services that address the productivity challenges of today’s hybrid workplace. Demand for our print equipment and related services remains resilient despite continued economic uncertainty, as evidenced by another quarter of growth in both equipment revenue and constant currency1 post sale revenue, which included a benefit from prior year acquisitions. Consistent with recent quarters, we are seeing isolated pockets of softer installation activity - often the result of delays in project deployments rather than order reductions. This softness, however, is being offset by continued strength in our office print business, particularly for state and local government, education and mid-market accounts, as well as strength in our print and digital service offerings. As a result, we continue to expect a stable revenue and demand outlook for the full year.
Equipment sales revenue of $391 million in first quarter 2023 increased 24.5% in actual currency and 27.0% in constant currency1 as compared to the prior year. Growth was driven by better availability of product in both the Americas and EMEA, particularly for our higher margin A3 devices and production equipment. Backlog2 declined for the third consecutive quarter as supply chain conditions further normalized. Post-sale revenue declined 2.2% in actual currency and increased 0.5% in constant currency1. Post-sale growth in constant currency1 was driven by growth in consumables and contractual print and digital services3, including the acquisition of Go Inspire, partially offset by lower sales of IT Hardware.
Pre-tax income and adjusted1 operating income were both higher year-over-year, primarily due to increased revenues as well the benefits from continued cost reduction actions, supply chain-related cost improvements, price increases and lower bad debt expense due to reserve releases. We expect to deliver low-to-mid single digit gross operating cost efficiencies for the year, driven by continuous productivity improvement and specific cost reductions.
Total Revenue is expected to be flat to down low-single-digits in constant currency1 in 2023. We are increasing our adjusted1 operating income margin guidance from at least 4.7% to a range of 5.0% to 5.5%, reflecting better than expected profitability in the first quarter of 2023 and the success of ongoing efficiency programs. We expect to generate at least $500 million of free cash flow1, which reflects the benefits of FITTLE's finance receivables funding agreement.

Donation of Palo Alto Research Center (PARC)
On April 24, 2023, Xerox entered into an agreement to donate its PARC subsidiary to SRI International (SRI), a nonprofit research institute. The donation enables Xerox to focus on its core businesses and prioritize growth through its business technology solutions for customers in Print, as well as Digital Services and IT Services. The donation also allows PARC to reach its full potential through SRI’s resources and deep-tech expertise that will enable PARC to focus exclusively on the development of pioneering new technologies. The majority of patents held by PARC will be retained by Xerox with a perpetual license to use those patents being provided to SRI. Xerox, at its option, will also continue to receive certain research services from SRI. The donation is expected to be completed by the end of the month. The donation is not expected to materially impact earnings or cash flow for the Company.

_____________
(1)Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT service offerings. First quarter 2023 backlog of $179 million excludes sales orders from Russia and Powerland Computers, Ltd.
(3)Includes revenue from Services, maintenance and rentals.

Financial Review
Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2023	2022	% Change	CC % Change	2023	2022
Equipment sales	$391	$314	24.5%	27.0%	23%	19%
Post sale revenue	1,324	1,354	(2.2)%	0.5%	77%	81%
Total Revenue	$1,715	$1,668	2.8%	5.5%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income (Loss):
Sales	$659	$592	11.3%	13.1%
Less: Supplies, paper and other sales	(268)	(278)	(3.6)%	(2.6)%
Equipment Sales	$391	$314	24.5%	27.0%

Services, maintenance and rentals	$1,004	$1,023	(1.9)%	1.4%
Add: Supplies, paper and other sales	268	278	(3.6)%	(2.6)%
Add: Financing	52	53	(1.9)%	0.3%
Post Sale Revenue	$1,324	$1,354	(2.2)%	0.5%

Segments
Print and Other	$1,613	$1,550	4.1%		94%	93%
FITTLE	154	158	(2.5)%		9%	9%
Intersegment elimination (1)	(52)	(40)	30.0%		(3)%	(2)%
Total Revenue(2)	$1,715	$1,668	2.8%		100%	100%

Go-to-Market Operations
Americas	$1,114	$1,071	4.0%	4.6%	65%	64%
EMEA	556	554	0.4%	7.3%	32%	33%
Other	45	43	4.7%	4.7%	3%	3%
Total Revenue(2)	$1,715	$1,668	2.8%	5.5%	100%	100%
`______________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects revenue, primarily commissions and other payments made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
(in millions)	2023	2022	B/(W)
Gross Profit	$589	$530	$59
RD&E	64	78	14
SAG	407	455	48

Equipment Gross Margin	36.5%	20.4%	16.1	pts.
Post sale Gross Margin	33.7%	34.4%	(0.7)	pts.
Total Gross Margin	34.3%	31.8%	2.5	pts.
RD&E as a % of Revenue	3.7%	4.7%	1.0	pts.
SAG as a % of Revenue	23.7%	27.3%	3.6	pts.

Pre-tax Income (Loss)	$85	$(89)	$174
Pre-tax Income (Loss) Margin	5.0%	(5.3)%	10.3	pts.

Adjusted(1) Operating Profit (Loss)	$118	$(3)	$121
Adjusted(1) Operating Income (Loss) Margin	6.9%	(0.2)%	7.1	pts.
_____________
(1) Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2023	2022
Non-financing interest expense	$14	$29
Interest income	(5)	(1)
Non-service retirement-related costs	(1)	(7)
Currency losses, net	11	—
Contract termination costs - product supply	—	33
All other expenses, net	1	3
Other expenses, net	$20	$57

Segment Review

	Three Months Ended March 31,
(in millions)	External Revenue	Intersegment Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit (Loss)	Segment Margin(2)
2023
Print and Other	$1,564	$49	$1,613	91%	$106	6.8%
FITTLE	151	3	154	9%	12	7.9%
Total	$1,715	$52	$1,767	100%	$118	6.9%

2022
Print and Other	$1,513	$37	$1,550	91%	$(20)	(1.3)%
FITTLE	155	3	158	9%	17	11.0%
Total	$1,668	$40	$1,708	100%	$(3)	(0.2)%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended March 31,
(in millions)	2023	2022	% Change
Equipment sales	$385	$309	24.6%
Post sale revenue	1,179	1,204	(2.1)%
Intersegment revenue (1)	49	37	32.4%
Total Print and Other Revenue	$1,613	$1,550	4.1%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended March 31,				% of Equipment Sales
(in millions)	2023	2022	% Change	CC % Change	2023	2022
Entry	$62	$61	1.6%	2.3%	16%	19%
Mid-range	252	194	29.9%	32.4%	64%	62%
High-end	73	54	35.2%	38.3%	19%	17%
Other	4	5	(20.0)%	(20.0)%	1%	2%
Equipment Sales (1),(2)	$391	$314	24.5%	27.0%	100%	100%

_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.
(2)Includes $6 million and $5 million of equipment sales related to the FITTLE segment for the three months ended March 31, 2023 and 2022, respectively.

FITTLE
FITTLE represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended March 31,
(in millions)	2023	2022	% Change
Equipment sales	$6	$5	20.0%
Financing	52	53	(1.9)%
Other Post sale revenue (1)	93	97	(4.1)%
Intersegment revenue(2)	3	3	—%
Total FITTLE Revenue	$154	$158	(2.5)%
_____________
(1)Other Post sale revenue includes operating lease/rental revenues as well as lease renewal and fee income.
(2)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the first quarter 2023 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income (Loss) and Earnings per share (EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Contract termination cost - product supply

Adjusted Operating Income (Loss) and Margin
We calculate and utilize adjusted operating income (loss) and margin measures by adjusting our reported pre-tax income (loss) and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Adjusted Net Income (Loss) and EPS reconciliation

	Three Months Ended March 31,
	2023		2022
(in millions, except per share amounts)	Net Income	Diluted EPS	Net (Loss)	Diluted EPS
Reported(1)	$71	$0.43	$(56)	$(0.38)
Adjustments:
Restructuring and related costs, net	2		18
Amortization of intangible assets	11		11
Non-service retirement-related costs	(1)		(7)
Contract termination cost - product supply	—		33
Income tax on adjustments(2)	(1)		(13)
Adjusted	$82	$0.49	$(14)	$(0.12)

Dividends on preferred stock used in adjusted EPS calculation(3)		$4		$4
Weighted average shares for adjusted EPS(3)		158		156
Fully diluted shares at end of period(4)		158
_____________
(1)Net income (loss) and EPS attributable to Xerox Holdings.
(2)Refer to Adjusted Effective Tax Rate reconciliation.
(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(4)Reflects common shares outstanding at March 31, 2023, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the first quarter 2023. The amount excludes shares associated with our Series A convertible preferred stock, which were anti-dilutive for the first quarter 2023.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended March 31,
	2023			2022
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss)	Income Tax (Benefit)	Effective Tax Rate
Reported(1)	$85	$14	16.5%	$(89)	$(31)	34.8%
Non-GAAP adjustments(2)	12	1		55	13
Adjusted(3)	$97	$15	15.5%	$(34)	$(18)	52.9%
_____________
(1)Pre-tax income (loss) and income tax expense (benefit).
(2)Refer to Adjusted Net Income (Loss) and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income (Loss) is calculated under the same accounting principles applied to the Reported Pre-Tax Income (Loss) under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income (Loss) and Margin reconciliation

	Three Months Ended March 31,
	2023			2022
(in millions)	Profit	Revenue	Margin	(Loss)	Revenue	Margin
Reported(1)	$85	$1,715	5.0%	$(89)	$1,668	(5.3)%
Adjustments:
Restructuring and related costs, net	2			18
Amortization of intangible assets	11			11
Other expenses, net	20			57
Adjusted	$118	$1,715	6.9%	$(3)	$1,668	(0.2)%
_____________
(1) Pre-tax income (loss).
Free Cash Flow reconciliation

	Three Months Ended March 31,
(in millions)	2023	2022
Reported(1)	$78	$66
Less: capital expenditures	8	16
Free Cash Flow	$70	$50
_____________
(1)Net cash provided by operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2023
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $220	~ $7,100	~ 3.1%
Adjustments:
Restructuring and related costs, net	75
Amortization of intangible assets	40
Other expenses, net	40
Adjusted (4)	~ $375	~ $7,100	5.0% - 5.5%
_____________
(1)Pre-tax income and revenue.
(2)Full-year revenue is estimated to be flat to down low-single-digits in constant currency. Revenue of $7.1 billion reflects the high end of the guidance range.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Adjusted pre-tax income reflects the mid-point of the adjusted operating margin guidance range.

Free Cash Flow

(in millions)	FY 2023
Operating Cash Flow (1)	At least $550
Less: capital expenditures	50
Free Cash Flow	At least $500
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
Earnings (Loss) per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended March 31,
	2023	2022
Basic Earnings (Loss) per Share:
Net Income (Loss) Attributable to Xerox Holdings	$71	$(56)
Accrued dividends on preferred stock	(4)	(4)
Adjusted net income (loss) available to common shareholders	$67	$(60)
Weighted average common shares outstanding	156,661	156,362

Basic Earnings (Loss) per Share	$0.43	$(0.38)

Diluted Earnings (Loss) per Share:
Net Income (Loss) Attributable to Xerox Holdings	$71	$(56)
Accrued dividends on preferred stock	(4)	(4)
Adjusted net income (loss) available to common shareholders	$67	$(60)
Weighted average common shares outstanding	156,661	156,362
Common shares issuable with respect to:
Stock Options	—	—
Restricted stock and performance shares	1,085	—
Convertible preferred stock	—	—
Adjusted weighted average common shares outstanding	157,746	156,362

Diluted Earnings (Loss) per Share	$0.43	$(0.38)

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	561	612
Restricted stock and performance shares	6,402	6,470
Convertible preferred stock	6,742	6,742
Total Anti-Dilutive Securities	13,705	13,824

Dividends per Common Share	$0.25	$0.25

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate. We have two operating and reportable segments - Print and Other and FITTLE.

Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes IT services and software. Our product groupings range from:

•“Entry”, which includes A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and lower volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments from our FITTLE segment for the exclusive right to provide lease financing for Xerox products. These revenues are reported as part of Intersegment Revenues, which are eliminated in consolidated revenues.
The FITTLE segment provides global leasing solutions and currently offers financing for direct channel customer purchases of Xerox equipment through bundled lease agreements, lease financing to end-user customers who purchase Xerox and non-Xerox equipment through our indirect channels and leasing solutions for OEMs of print and non-print related office equipment and IT services equipment. Segment revenues primarily include financing income on sales-type leases, operating lease income (including month-to-month rentals and extensions) and leasing fees.

Geographic Sales Channels
We also operate a matrix organization that includes a geographic focus that is primarily organized from a sales perspective on the basis of “go-to-market” (GTM) sales channels as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, Brazil, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, which primarily includes royalties and licensing revenue.

These GTM sales channels are structured to serve a range of customers for our products and services, including financing. Accordingly, we will continue to provide information, primarily revenue related, with respect to our principal GTM sales channels.